Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Niagara Financial Group, Inc.

We consent to the incorporation by reference in the Registration Statements (No. 333‑57736, No. 333‑105525, No. 333‑105526, No. 333‑139004, No. 333‑166367, No. 333‑173726, No. 333‑175464, No. 333-181037, No. 333-192773 and No. 333-195942) on Forms S‑8, and (No. 333-198839) on Form S‑3 of First Niagara Financial Group, Inc. of our reports dated March 17, 2015, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10‑K of First Niagara Financial Group, Inc.
Our report dated March 17, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that First Niagara Financial Group, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment.

/s/ KPMG LLP

Buffalo, New York
March 17, 2015

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